Exhibit 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is made and entered into this 8th day of June, 2023 (the “Effective Date”), by and between Semtech Corporation, a Delaware corporation (the “Company”), and Asaf Silberstein (the “Executive”). Certain capitalized terms used herein are defined in Section 2.

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A.    The Executive is currently employed with the Company, and the Company desires to provide severance benefits to the Executive in the event the Executive’s employment with the Company terminates under certain circumstances during the Term, on the terms and conditions set forth in this Agreement.

B.     This Agreement shall be effective immediately and shall supersede and negate all previous agreements and understandings with respect to the subject matter hereof (including, without limitation, any severance benefits provided in an offer letter, employment agreement or other agreement between the Company and the Executive in effect on the Effective Date (a “Prior Severance Agreement”)), except that the Executive will continue to participate in the Company’s Executive Change in Control Retention Plan (the “CIC Plan”), subject to Section 1.3 below.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Termination of Employment.

1.1

Payment of Accrued Obligations. If the Executive’s employment with the Company is terminated by the Company or by the Executive for any reason (in any case, the date that the Executive’s employment with the Company terminates is referred to as the “Severance Date”), the Company shall pay the Executive any Accrued Obligations. Other than the Accrued Obligations, the Company have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as set forth in the following provisions of this Section 1 (or in the CIC Plan, as applicable); provided, however, that nothing in this Agreement shall affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable

Company welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s qualified and nonqualified deferred compensation plans (if any); or (iv) the Executive’s rights with respect to any stock options or other equity awards granted by the Company to the Executive prior to the Severance Date, to the extent such awards were outstanding and vested immediately prior to the Severance Date.

1.2

Involuntary Termination Outside of Change in Control. If the Executive’s employment with the Company terminates as a result of an Involuntary Termination at any time during the Term and other than during a Change in Control Window (as such term is defined in the CIC Plan), the Executive shall be entitled to the following benefits (in addition to the Accrued Obligations and subject to Section 1.4 below):

(a)    The Company shall pay the Executive, subject to tax withholding and other authorized deductions, an amount equal to one (1) times the Executive’s base salary at the annualized rate in effect on the Severance Date. Such amount is referred to hereinafter as the “Severance Benefit.” Subject to Section 17(b), the Company shall pay the Severance Benefit to the Executive in equal monthly installments (each equal to 1/12th the total Severance Benefit amount, rounded down to the nearest whole cent) over a period of twelve (12) consecutive months, with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service and to include each such installment that was otherwise (but for such 60-day delay) scheduled to be paid following the Executive’s Separation from Service and prior to the date of such payment.

(b)    The Company will pay or reimburse the Executive for his premiums charged to continue medical coverage pursuant to COBRA, at the same or reasonably equivalent medical coverage for the Executive (and, if applicable, the Executive’s eligible dependents) as in effect immediately prior to the Severance Date, to the extent that the Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this Section 1.2(b) shall, subject to Section 17(b), commence with continuation coverage for the month following the month in which the Executive’s Separation from Service occurs and shall cease with continuation coverage for the twelfth (12th) month following the month in which the Executive’s Separation from Service occurs (or, if earlier, shall cease upon the first to occur of the Executive’s death, the date the Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA continuation coverage to the Executive). To the extent the Executive elects COBRA coverage, the Executive shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations pursuant to this Section

1.2(b) are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences (such as, without limitation, rendering participation in a Company health and welfare plan taxable to participants or resulting in unintended tax penalties for the Company). The Executive agrees to promptly submit to the Company receipts and any other documentation reasonably required to substantiate any such benefits and reimbursements in order to facilitate the timely payment or reimbursement of the same.

(c)    The Company shall promptly pay to the Executive any annual incentive bonus that would otherwise be paid to the Executive had his employment with the Company not terminated with respect to any fiscal year that ended before the Severance Date, to the extent not theretofore paid.

(d)    The Company shall pay, on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service, an amount in cash equal to (x) the Executive’s target annual incentive bonus for the fiscal year in which the Severance Date occurs, multiplied by (y) a fraction, the numerator of which is the total number of days in such fiscal year in which the Executive was employed by the Company and the denominator of which is the total number of days in such fiscal year.

(e)    As to each then-outstanding equity-based award granted by the Company to the Executive that vests based solely on the Executive’s continued service with the Company and unless otherwise expressly provided in the applicable award agreement, the Executive shall vest as of the Severance Date in any portion of such award in which the Executive would have vested thereunder if the Executive’s employment with the Company had continued for twelve (12) months after the Severance Date (and any portion of such award that is not vested after giving effect to this acceleration provision shall terminate on the Severance Date). As to each outstanding equity-based award granted by the Company to the Executive that is subject to performance-based vesting requirements and unless otherwise expressly provided in the applicable award agreement, (i) the vesting of such award will continue to be governed by its terms as to any performance period scheduled to end not more than twelve (12) months after the Severance Date and, for purposes of any service-based vesting requirement applicable to the award, the Executive’s employment with the Company will be deemed to have continued through the applicable service-based vesting date for such performance period, and (ii) any portion of the award corresponding to a performance period scheduled to end more than twelve (12) months after the Severance Date shall terminate and be cancelled as of the Severance Date.

1.3

Involuntary Termination in Connection with Change in Control. If the Executive’s employment with the Company terminates in circumstances that will entitle the Executive to benefits under the CIC Plan, the Executive will be entitled to the benefits provided under the CIC Plan (subject to the terms and conditions set forth therein) and not the benefits provided in Section 1.2 above. If the

Executive is entitled to benefits provided under the CIC Plan and the Severance Date occurs prior to the applicable Change in Control, the cash severance provided under Section 4(a) of the CIC Plan shall be reduced by the amount of any cash severance previously paid to the Executive pursuant to Section 1.2 hereof. For purposes of clarity, if the Executive’s employment is terminated pursuant to a Qualifying Termination and any stock option or other equity-based award granted to the Executive by the Company, to the extent such award is outstanding and unvested on the Severance Date and otherwise purports to terminate on the Severance Date, such termination of the award shall not be effective (subject, in all events, to the original maximum term of the award) until the later of (a) the end of the 90-day period following the Severance Date and (b) if a definitive agreement with respect to a Change in Control transaction was entered into prior to the Severance Date, one year following the execution of such agreement, and, if a Change in Control occurs within such period of time, such termination of the award shall (subject to the original maximum term of the award) not be effective and such award shall be subject to the accelerated vesting rules set forth in the CIC Plan, and, in the case of stock options or similar awards, the Executive shall be given a reasonable opportunity to exercise such accelerated portion of the option or other award before it terminates.

1.4	Severance Conditions; Release.

(a)    This Section 1.4 shall apply notwithstanding anything else contained in this Agreement or any equity-based award agreement or other agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 1.2 or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive’s employment, , the Executive shall provide the Company with a valid, executed general release agreement in substantially the form attached to the CIC Plan (with such changes thereto as the Company may make, consistent with the intent of such release, to address changes in the law or to otherwise help ensure the validity and enforceability of the agreement, and such changes thereto as the Company may make to reflect the payment of benefits provided for in this Agreement rather than under the CIC Plan) provided by the Company (the “Release”), and such Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Company shall provide the final form of Release to the Executive not later than seven (7) days following the Severance Date, and the Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Executive.

(b)    Notwithstanding the foregoing provisions of this Section 1, if the Executive breaches any of his obligations under his Confidential Information, Invention Assignment, and Non-Solicitation Agreement (or any similar or successor agreement) with the Company (the “Confidentiality Agreement”) or the Release at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or provide any of the other payments or benefits set forth in Section 1.2; provided that, if the Executive provides the Release, in no event shall the Executive be entitled to cash severance benefits pursuant to such section of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Release.

(c)    The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to this Section 1 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign (and hereby does so resign), effective on the Severance Date, as an officer and director of the Company and any Affiliate of the Company, and as a fiduciary of any benefit plan of the Company or any Affiliate of the Company. The Executive further agrees to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignations, and to remove himself as a signatory on any accounts maintained by the Company or any of its Affiliates (or any of their respective benefit plans).

2.	Certain Defined Terms. As used herein, the following terms shall have the meanings set forth below in this Section 2.

(a)    “Accrued Obligations” means (i) any of the Executive’s base salary from the Company that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and (ii) any reimbursement due to the Executive for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company’s expense reimbursement policies in effect at the applicable time.

(b)    “Affiliate” means any parent corporation of the Company or any subsidiary corporation of the Company or any such parent, whether now or hereafter existing, as those terms are defined in Section 424(e) and (f) respectively, of the Code.

(c)    “Board” means the Board of Directors of the Company.

(d)    “Cause” has the meaning ascribed to such term in the CIC Plan.

(e)    “Change in Control” has the meaning ascribed to such term in the CIC Plan.

(f)    “Change in Control Window” has the meaning ascribed to such term in the CIC Plan.

(g)    “Code” means the United States Internal Revenue Code of 1986, as amended.

(h)    “Disability” means a physical or mental impairment which, as reasonably determined by the Board, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. The Executive agrees to reasonably cooperate with the Board in making any such determination as to the existence of Disability.

(i)    “Good Reason” means the occurrence without the express, written consent of the Executive of any one of the following acts by the Company or an Affiliate:

•

a material reduction in the Executive’s base salary or target bonus as in effect immediately prior to such reduction; provided, however, that a reduction in base salary or target bonus that is part of a broad-based reduction in salaries or target bonuses by the Company will not constitute “Good Reason” so long as the reduction is consistent with the reductions applied to the Company’s Executive Vice Presidents generally;

•

a significant reduction of the Executive’s duties, title, position or responsibilities relative to the Executive’s duties, title, position or responsibilities in effect immediately prior to such reduction; provided, however, that for purposes of both this Agreement and the Executive’s participation in the CIC Plan, the Company may reduce the Executive’s duties, title, position and/or responsibilities and such reduction will not constitute “Good Reason” so long as the Executive is restored to a position with the Company of equivalent seniority and reporting line as was the case in his position as the Company’s Executive Vice President, Worldwide Operations and Information Technology prior to his appointment to the position as the Company’s Executive Vice President and Chief Operating Officer;

•

the Executive’s relocation to a facility or a location more than thirty-five (35) miles from the Company’s current headquarters location (or, if the Executive is not employed at the Company’s headquarters location, to a facility or location that is more than thirty-five (35) miles from the Executive’s principal workplace for the Company or an Affiliate immediately prior to such relocation) and that results in a longer commute for the Executive;

provided, however, that any such condition or conditions, as applicable, shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within 60 days of the initial existence of such condition(s), and (y) the Company or an Affiliate (as applicable) fails to remedy such condition(s) within 30 days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company or an Affiliate (as applicable) shall not constitute a termination for Good Reason unless such termination occurs not more than 120 days following the initial existence of the condition claimed to constitute Good Reason.

(j)    “Involuntary Termination” shall mean a termination of the Executive’s employment with the Company as a result of (i) a termination by the Company without Cause (and other than due to Executive’s death or Disability), or (ii) a resignation by the Executive for Good Reason.

(k)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(l)    “Term” means the period of eighteen (18) months commencing on the Effective Date.

3.	Taxes; Section 280G.

(a)    Notwithstanding anything contained in this Agreement to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation. Except for such withholding rights, the Executive is solely responsible for any and all tax liability that may arise with respect to the compensation provided under or pursuant to this Agreement.

(b)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive elects a different order of reduction, any such election to be consistent with the requirements of Section 409A of the Code, to the extent that a reduction in payments or benefits is required pursuant to this Section 3(b), the Company shall reduce or eliminate amounts which are payable first from any cash severance and cash bonuses, then from any payment in respect of an equity award that is not covered by Treas. Reg. Section 1.280G-1 Q/A-24(b) or (c), then from any payment in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A-24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any election given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. Nothing in this Section 3(b) shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code so long as this Section 3(b) is correctly applied by the Company.

(c)    A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company (the “Firm”) at the Company’s expense. The Firm shall provide its determination (the “Determination”), together with detailed supporting calculations (including the value of any post-termination non-compete and other obligations of the Executive taken into account for purposes of the Determination) and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive’s employment, if applicable, or such other time as reasonably requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Executive that the Executive disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

4.	Beneficiaries; Successors and Assigns.

(a)    In the event any amount is payable pursuant to this Agreement following the Executive’s death, payment shall be made to the Executive’s estate.

(b)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(c)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

5.

Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

6.

At-Will Employment. The parties agree that the Executive’s employment with the Company constitutes “at-will” employment and may be terminated at any time, with or without cause or notice, by the Company or the Executive. The Executive understands and agrees that neither the Executive’s job performance nor promotions, commendations, bonuses or the like (in each case, if any) from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the Executive’s employment with the Company.

7.

Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

8.

Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.

Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

10.

Entire Agreement. This Agreement (and the other documents referred to herein) embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof (including, without limitation, any Prior Severance Agreement). Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. For purposes of clarity, the Confidentiality Agreement is outside the scope of this integration clause and continues in effect.

11.

Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement which is executed by both of the parties hereto; provided, however, that any such subsequent agreement that would contract the Executive’s rights under this Agreement must expressly refer to this Agreement in order for it to amend, modify or change (in whole or in part) the Executive’s rights under this Agreement.

12.

Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

13.

Arbitration. Except as provided in Section 6 of the Confidentiality Agreement, any non-time barred, legally actionable controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other non-time barred, legally actionable controversy or claim arising out of or relating to the Executive’s employment or association with the Company or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of state or federal statute, common law or constitution, shall be submitted to individual, final and binding arbitration, to be held in Ventura County, California, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions in this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by obtaining a list of nine qualified arbitrators supplied by JAMS from their labor and employment law panel, with each party confidentially submitting a “rank and strike” list that ranks in order of priority six arbitrators and strikes three arbitrators, and the most favored arbitrator based on the cumulative rankings who was not struck by either party shall be appointed arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may (to the extent required by law in order for this arbitration provision to be enforceable) award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute (for clarity, the arbitrator may not award attorneys’ fees for contractual claims). The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. Except as provided in Section 6 of the Confidentiality Agreement, the parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

14.

Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:

Semtech Corporation

200 Flynn Road

Camarillo, CA 93012-8790

Attention: Chief Legal Officer

with a copy to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, 8th Floor

Los Angeles, CA 90067-6035

Attn: Jeffrey W. Walbridge, Esq.

if to the Executive, to the address most recently on file in the payroll records of the Company.

15.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.

Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

17.	Section 409A.

(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive. Any installment payments provided for in this Agreement shall be treated as a series of separate payments for purposes of Code Section 409A.

(b)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 1.2 of this Agreement until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 17(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 17(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).

(c)    To the extent that any benefits or reimbursements pursuant to Section 1.2(b) are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provision shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provision are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Semtech Corporation,
a Delaware corporation

By:	/s/ Charles B. Ammann
Name:	Charles B. Ammann
Title:	Executive Vice President, Chief Legal Officer and Secretary

“EXECUTIVE”

/s/ Asaf Silberstein
Asaf Silberstein